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                                 PRESS RELEASE
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PATAPSCO BANCORP, INC.
For further information contact Joseph Bouffard, President
                                              410-285-9327

    PATAPSCO BANCORP, INC. ANNOUNCES RESULTS OF ANNUAL MEETING

Baltimore, Md. October 10, 1996 - Patapsco Bancorp, Inc. (National Quotation Bureau, Inc. "Pink Sheets": PATD), the parent company of The Patapsco Bank, announced at its annual meeting the successful charter conversion of its principal subsidiary from a federally chartered savings and loan to a Maryland chartered commercial bank. The Charter conversion was effective September 30, 1996 and the converted institution is known as The Patapsco Bank. The bank will be regulated by the State of Maryland and the Federal Reserve Bank of Richmond.

     The Company further announced that S. Robert Kinghorn, Dr. Theodore C. Patterson and Douglas H. Ludwig were reelected to the Board of Directors. The Company also announced the approval by its stockholders of the Management Recognition Plan and 1996 Stock Option & Incentive Plan.

     At the Company's Board of Directors meeting, immediately following the annual meeting, the Company elected S. Robert Kinghorn as Chairman of the Board of Directors. Mr. Kinghorn is the retired controller of Bethlehem Steel's Sparrows Point Plant. Mr. Kinghorn will succeed Joseph N. McGowan, who will remain on the Board as Vice Chairman.

     The Company also announced that it had filed a private letter ruling request with the Internal Revenue Service regarding the tax free nature of a possible return of capital distribution to its shareholders. The Company emphasized that it was merely considering this action and no firm decision, including the possible amount of such a distribution, has been made. The Company has an agreement with the Office of Thrift Supervision not to make any return of capital distribution on or before April 2, 1997.

     The Patapsco Bank serves Baltimore County and surrounding communities from its office located at 1301 Merritt Boulevard, Dundalk, Maryland.